Exhibit (h)(8)

SUB-ADMINISTRATION AGREEMENT

THIS SUB-ADMINISTRATION AGREEMENT is made as of the [    ] day of [                    ] between BLACKROCK ADVISORS, LLC, a Delaware limited liability company (the “Adviser”), and STERLING CAPITAL MANAGEMENT LLC (the “Administrator”), a North Carolina limited liability company.

W I T N E S S E T H:

WHEREAS, the Administrator is the administrator of Sterling Capital Funds, a Massachusetts business trust (the “Trust”), which has registered with the Securities and Exchange Commission (“SEC”) as an open-end series management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Sterling Capital International Index Fund (the “Index Fund”), a series of the Trust, is as an open-end series management investment company under the 1940 Act; and

WHEREAS, Quantitative Master Series LLC (“Master LLC”) is registered with the SEC as an open-end series management investment company under the 1940 Act; and

WHEREAS, the capital stock of the Master LLC is divided into several series of shares, each series representing an interest in a particular managed portfolio of securities and other assets, which series includes the Master International Index Series (the “Master Index Fund”); and

WHEREAS, pursuant to a Third Party Feeder Fund Agreement dated as of the 30th day of November 2011 by and among the Trust, the Master LLC and Sterling Capital Distributors, Inc., the distributor, (the “Feeder Agreement”), the Trust shall invest all or substantially all of the Index Fund’s investable assets in the Master Index Fund in exchange for a beneficial interest in the Master Index Fund; and

WHEREAS, as a consequence of and pursuant to the terms of the Feeder Agreement, the Administrator desires to retain the Adviser for the purpose of performing certain services for the Index Fund; and

WHEREAS, the Adviser is willing to provide services on the terms and conditions hereafter set forth;

NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

ARTICLE 1

DUTIES OF THE ADVISER

1.1 The Administrator hereby employs the Adviser to act as sub-administrator and to furnish (or to arrange for affiliates to furnish) the services described below for the period and on the terms and conditions set forth in this Agreement. The Adviser hereby accepts such employment and agrees during such period, at its own expense, to render (or to arrange for affiliates to render) such services for the consideration provided for herein. The parties intend that the Adviser shall for all purposes be deemed a subcontractor of the Administrator and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Index Fund.

1.2 The Adviser shall provide the Administrator with the services set forth in Schedule A and such other incidental administrative services relating to the Index Fund and the Master Index Fund as the Administrator may from time to time reasonably request.

1.3 The Adviser shall prepare and be responsible for filing with the SEC and any state securities regulators requiring such filing, all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses and statements of additional information of the Master Index Fund. The Adviser shall bear any costs or registration and qualification of shares, preparation and filing of the documents listed in this Section 1.3 and all taxes to which an issuer is subject on the issuance and transfer of its shares, to the extent that such costs are not borne directly by the Master Index Fund.

ARTICLE 2

OTHER OBLIGATIONS OF THE PARTIES

2.1 The Adviser shall provide the Administrator, free of charge, with as many copies of the current registration statement for the Master LLC as the Administrator may reasonably request.

2.2 Neither party shall use the name (or any trademark, trade name, service mark or logo) of the other party or its affiliates in any manner without the other party’s written consent, except as required by any applicable federal or state law, rule or regulation. The Administrator shall furnish, or cause to be furnished, to the Adviser or its designee, a copy of the prospectus for the Index Fund or statement of additional information for the Index Fund in which the Master LLC, the Master Index Fund or the Adviser is named prior to the filing of such document with the SEC. The Administrator shall furnish, or shall cause to be furnished, to the Adviser or its designee, each piece of sales literature or other promotional material in which the Master LLC, the Master Index Fund or the Adviser is named, at least five Business Days prior to its use. No such prospectus, statement of additional information or material shall be used if the Adviser or its designee reasonably objects to such use within five Business Days after receipt of such material.

ARTICLE 3

COMPENSATION OF ADVISER

3.1 For the services rendered by the Adviser, the Administrator shall pay to the Adviser an annual fee equal to:

•	First $100 million of Index Fund’s average daily net assets: 0.10%.

•	Over $100 million up to $200 million of the Index Fund’s average daily net assets: 0.08%.

•	Over $200 million of the Index Fund’s average daily net assets: 0.06%.

Such fee shall be paid monthly as soon as practicable after the end of each month. If the Adviser shall provide its services under this Agreement for less than the whole of any month, the foregoing compensation shall be prorated.

ARTICLE 4

DURATION AND TERMINATION OF THIS AGREEMENT

4.1. This Agreement may be terminated at any time by written agreement of the parties hereto. This Agreement may also be terminated (a) at any time by the Administrator by written notice to the Adviser, and (b) by the Adviser by 120 days prior written notice to the Administrator. Notwithstanding the above, this Agreement will automatically terminate upon termination of the Feeder Agreement. Upon termination:

A. The Administrator shall designate a successor (which may be an affiliate of the Administrator) by notice in writing to the Adviser on or before the termination date.

B. The Adviser shall deliver to the successor, or if none has been designated, to the Administrator, all records, funds and other properties of the Administrator or the Index Fund deposited with or held by the Adviser hereunder.

4.2. AMENDMENT. This Agreement may be amended, modified or supplemented at any time in such manner as may be mutually agreed upon in writing by the parties.

ARTICLE 5

STANDARD OF CARE: INDEMNIFICATION

5.1. The Adviser shall use reasonable care in performing its obligations under this Agreement. The Adviser shall not be in violation of this Agreement with respect to any matter as to which it has satisfied its obligation of reasonable care.

5.2. The Adviser shall indemnify the Administrator, the Trust, the Index Fund and their respective subsidiaries, affiliates, officers, directors (or trustees) and employees (collectively, the “Administrator Indemnified Persons”) against, and hold the Administrator Indemnified Persons harmless from, any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements) (“Liabilities”), that may be imposed on, incurred by or asserted against the Administrator Indemnified Persons, that result from the Adviser’s gross negligence, fraudulent acts or willful misconduct in performing its duties as set out in this Agreement.

5.3. The Administrator shall indemnify the Adviser, the Master LLC, the Master Index Fund and their respective subsidiaries, affiliates, officers, directors and employees (collectively, the “Adviser Indemnified Persons”) against, and hold the Adviser Indemnified Persons harmless from, any Liabilities that may be imposed on, incurred by or asserted against the Adviser Indemnified Persons in connection with or arising out of the Administrator’s gross negligence, fraudulent acts or willful misconduct in performance of its duties under this Agreement.

5.4. Neither the Administrator nor the Adviser shall be liable for special, consequential or incidental damages.

5.5. The provisions of this Article 5 shall survive the termination of this Agreement.

ARTICLE 6

NOTICES

6.1. Notices, requests, instructions and other writings addressed to the Administrator at 434 Fayetteville Street Mall, Fifth Floor, Raleigh, NC 27601, Attn: James Gillespie, or such address as the Administrator may have designated to the Adviser in writing, shall be deemed to have been properly given to the Administrator hereunder; notices, requests, instructions and other writings addressed to the Adviser at 40 East 52nd Street, New York, New York 10022, Attn: General Counsel or to such other address as the Adviser may have designated to the Company in writing, shall be deemed to have been properly given to the Adviser hereunder.

ARTICLE 7

GOVERNING LAW

7.1. This Agreement shall be construed in accordance with the laws of the State of New York.

ARTICLE 8

MISCELLANEOUS

8.1. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

8.2. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

8.3. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

8.4. Neither the Administrator nor the Adviser nor their respective affiliates shall be liable to the other or to any of the Trust, the Index Fund, the Master LLC or the Master Index Fund for any damage, claim or other loss whatsoever caused by circumstances or events beyond its reasonable control, provided that such party has exercised such reasonable diligence as the circumstances require.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the date first written above.

BLACKROCK ADVISORS, LLC

By:
Name:
Title:

STERLING CAPITAL MANAGEMENT LLC

By:
Name:
Title:

SCHEDULE A

ADMINISTRATIVE SERVICES MAINTENANCE OF BOOKS AND RECORDS

*	Maintaining an inventory of share purchases of the Master Index Fund by the Index Fund, and providing any information or assistance reasonably required by the Administrator or the transfer agent of the Trust to reconcile such inventory with the books and records of the Index Fund.

*	Maintaining tax records relating to the Master Index Fund and providing the Administrator with any information reasonably required by the Administrator to calculate tax distributions for the Index Fund; and providing the Administrator with periodic reports related to the Master Index Fund’s tax compliance status.

*	Maintaining, preparing and providing reports and schedules relating to the operation of the Master Index Fund that the Administrator may reasonably request in connection with reports to be made to the Board of Directors of the Trust, and maintaining, preparing or providing such other records relating to the Master Index Fund which the Administrator may reasonably require in connection with reports relating to the Trust or the Index Fund to regulatory authorities.

REPORTS

*	Providing periodic information reporting regarding the Master Index Fund to the Administrator as reasonably required by the Administrator in order to provide information relating to the performance or holdings of the Master Index Fund to shareholders of the Index Fund. This includes, but is not limited to, portfolio commentary and performance attribution.

*	Providing periodic information reporting regarding the Master Index Fund to the Administrator as reasonably required by the Administrator to assess the Master Index Fund’s compliance. Reports must be in a mutually agreeable format and include, but are not limited to, the following quarterly deliverables:

Code of Ethics Certification

Portfolio Compliance Summary

Portfolio Compliance Certification

Soft Dollar/Directed Brokerage Update

OTHER ADMINISTRATIVE SUPPORT

*	Preparation of reports relating to the Master Index Fund that the Administrator may reasonably request be made to third-party reporting services.

*	Upon request of the Administrator, using its best efforts to require the Master LLC’s independent registered public accounting firm to provide the Trust’s independent registered public accounting firm with any assistance or cooperation reasonably requested by the Administrator or the Trust’s independent public auditors, including the Index Fund annual and semiannual shareholder reports and annual audit, including the financial statements of the Master Index Fund.